EXHIBIT 2.1



                          SECURITIES PURCHASE AGREEMENT


                                  BY AND AMONG


                               THE STOCKHOLDERS OF
                                E-TOP-PICS, INC.

                                       AND

                                SEARCHHELP, INC.



                              DATED: APRIL __, 2005





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         EXHIBITS:

         Exhibit A         Form of Fenway Sky-Box Sublicense
         Exhibit B         Form of SearchHelp Restated Certificate of
                           Incorporation
         Exhibit C         SearchHelp Stockholders Agreement
         Exhibit D         Form of Employment Agreements

         SCHEDULES:
         Company Disclosure Schedule
         SearchHelp Disclosure Schedule



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                          SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this "Agreement") is made and entered into as of April __, 2005, by and among E-TOP-PICS, INC., a Massachusetts corporation (the "Company"); BRIAN P. O'CONNOR, an individual ("O'Connor"), and the other Persons who have executed this Agreement on the signature page as "Company Stockholders" (together with O'Connor, the "Stockholders"); and SEARCHHELP,
INC., a corporation formed under the laws of the State of Delaware ("SearchHelp"). The Company Group, the Stockholders and SearchHelp are referred to herein individually as a "Party" and collectively as the "Parties."

                                    PREAMBLE

         WHEREAS, O'Connor and the other Stockholders own 100% of the issued and outstanding shares of capital stock of the Company (the "Company Stock"); and

         WHEREAS, SearchHelp proposes to purchase from the applicable Stockholders 100% of the Company Stock, solely in exchange for shares of common stock, par value $0.0001 per share (the "SearchHelp Common Stock"), all upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, the obligations of the Parties to effect the exchange of the Company Stock for the SearchHelp Common Stock is subject to the conditions set forth in Article V hereof;

         WHEREAS, the Parties intend that the Transaction qualify as a tax free exchange transaction within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the Parties are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

                               CERTAIN DEFINITIONS

         In addition to other terms defined elsewhere in this Agreement (including, without limitation, the Caption and Preamble to this Agreement), as used in this Agreement, the following additional terms shall have the meanings set forth below:

"Acquired Stock" shall have the meaning as defined in Section 1.1 of this Agreement.

"Affiliate" means, as to any Person, any other Person which, directly or indirectly, alone or together with other Persons, controls or is controlled by or is under common control with such Person. "CONTROL" "controlled by" and "under common control with", as and with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

"Agreement Date" means the date of this Agreement.

"Agreement" means this Agreement.

"Applicable Law" means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties.


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

"Business Day" means any day, Monday through Friday, on which U.S. federally chartered banks are open for business.

"Closing" shall mean the consummation of the exchange of the Acquired Stock for the applicable number of shares of SearchHelp Common Stock.

"Closing Date" shall mean the date and time as of which the Closing actually takes place.

"Code" shall mean the United States Internal Revenue Code.
------

"Common Stock Equivalents" shall mean, with respect to the applicable Person, any issued and outstanding notes, debentures or preferred stock that is convertible into shares of common stock of such Person, any options, warrants or securities exercisable for shares of common stock of such Person, or other rights entitling the holder to purchase common stock of such Person or exchange property or other assets for common stock of such Person.

"Commission" shall mean the United States Securities and Exchange Commission.

"Contract" shall mean any agreement, contract, obligation, promise, commitment or undertaking of any kind (whether written or oral and whether express or implied), other than those that have been terminated.

"Company Disclosure Schedule" means the disclosure schedule delivered by the Company to SearchHelp concurrently with the execution and delivery of this Agreement, as the same may be amended or supplemented by the Company.

"Company Material Adverse Effect" shall mean any event or condition that could reasonably be expected to have a material and adverse affect on the business, results of operation, financial condition or prospects of the Company; provided, however, that any such effect resulting from (i) any change in economic or business conditions generally, or (ii) any change in generally accepted accounting principles or interpretations thereof, shall not be considered when determining if a Company Material Adverse Effect has occurred.

"DGCL" shall mean the Delaware General Corporation Law, as amended.

"Employee Benefit Plan" shall mean any plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits (other than ordinary cash compensation) to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof), of a Person, which are now, or were since inception of such Person, maintained by such Person, or under which such Person has or could have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, warrant, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

"Environmental Claim" shall mean any accusation, allegation, notice of violation, action, claim, Encumbrance, Lien, demand, abatement or other Order or direction (conditional or otherwise) by any Governmental Authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material or other substance, clinical, material, pollutant, contaminant, odor, audible noise, or other Release in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to the Facilities or any activities conducted thereon; (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Facilities; or (iii) the violation, or alleged violation, of any Environmental Laws, Orders or Governmental Permits of or from any Governmental Authority relating to environmental matters connected with the Facilities.


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"Environmental,  Health and  Safety  Liabilities"  shall mean any cost,  damage, expense, liability, obligation or other responsibility arising from or under any Environmental Law, as well as any liability for torts and damages according to general United States rules, regulations and ordinary principles, including case law, or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or
off-  site  contamination,   generation,  handling  and  disposal  of  Hazardous
Materials, occupational safety and health, and regulation of chemical and Hazardous Materials); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, litigation, including civil and criminal claims, demands and responses, investigative, remedial, response or inspection costs and expenses arising under Environmental Law or
Occupational  Safety  and  Health  Law;  (c)  financial   responsibility   under
Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other rededication or response actions required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or
(d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.

"Environmental Law" shall mean any Law concerning the environment, or activities that might threaten or result in damage to the environment or human health, or any Law that is concerned in whole or in part with the environment and with protecting or improving the quality of the environment and human and employee health and safety, as such laws have been amended or supplemented, and the regulations, statutory orders, local council waste by-laws, and other binding by-laws and guidance and practice notes adopted under any of those laws.

"Exchange" shall mean the exchange of 100% of the Acquired Stock for the shares of SearchHelp Exchange Stock pursuant to this Agreement.

"Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended, or any successor law.

"Fenway Sky-Box Sublicense" shall mean that certain sublicense, dated as of the Closing Date, in the form annexed hereto as EXHIBIT A and made a part hereof, between the Company and O'Connor or an Affiliate of O'Connor, as sublicensor, pursuant to which: (a) such sublicensor shall license to he Company the right to utilize the Private Suite Sky-Box located at Fenway Park, Boston, Massachusetts;
(b) the Company shall pay all costs and expenses of the use and occupancy of the Private Suite Sky-Box on a "triple net basis;" and (c) as part of such triple net license, the Company shall pay to the sublicensor such amount as O'Connor or his Affiliate is obligated to pay to the Boston Red Sox Baseball Club Limited Partnership for the right to use the Private Suite Sky-Box, all as set forth in the furnished private suite license agreement, dated December 31, 2003, between the Company and Boston Red Sox Baseball Club Limited Partnership (the "Fenway Sky-Box License").

"FUJI Distribution Agreement" shall mean the distribution agreement, to be dated prior to the Closing Date, between FUJI Photo USA, Inc. ("FUJI") and the Company, pursuant to which the Company has been granted the non-exclusive right and license to sell, market and distribute in the United States the FUJI "Instax" instant cameras and film.

"FUJI License" shall mean the license agreement, dated December 19, 2003, between FUJI and the Company, pursuant to which the Company has granted to FUJI a limited sublicense to use the licensed rights under the NASCAR License for one-time-use cameras.

"GAAP" means generally accepted United States accounting principles in effect from time to time.

"Governmental Authority" shall mean any court, tribunal, authority, agency, commission, bureau, department, official or other instrumentality of the United States, or any other country or any provincial, state, local, county, city or other political subdivision.

"Governmental Permit" shall mean any license, franchise, permit or other authorization of any Governmental Authority.

"Hazardous Materials" shall mean any substance, material or waste which is regulated by any Environmental Law.


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"Intellectual Property" shall mean all (i) patent and patent rights,  trademarks and trademark rights, trade names and trade name rights, copyrights and copyright rights, service marks and service mark rights, and all pending applications for and registration of the same; (ii) brand names, trade dress, business and product names, logos and slogans, and (iii) proprietary technology, including all know-how, trade secrets, quality control standards, reports (including test reports), designs, processes, market research and other data,
computer   software   and   programs   (including   source   codes  and  related
documentation),   formulae,  inventions  and  other  ideas,  methodologies,  and technical information, (iv) claims of the owner of any intellectual property for infringement of its rights by a third party, no matter when arising, and (v) other intellectual property.

"Law" shall mean any United States, state or local (including common law) statute, code, directive, ordinance, rule, regulation or other requirement.

"Lien" shall mean any lien, pledge, hypothecation, levy, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, or other real estate declaration, covenant, condition, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

"NASCAR Licenses" means those various license agreements listed and set forth on
SCHEDULE 3.17 annexed hereto among the Company and the four NASCAR teams and various drivers identified therein, pursuant to which the Company has acquired the right to use the names, likenesses, logos and pictures of specific NASCAR teams and drivers on one-time-use cameras and for other purposes specified therein.

"Order" shall mean any order, consent, consent order, injunction, judgment, decree, consent decree, ruling, writ, assessment or arbitration award.

"Organizational Documents" shall mean: (a) the articles or certificate of incorporation, memorandum of association, articles of association and the by-laws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and operating agreement of a limited liability company; (e) any charter, trust certificate or document or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any and all amendments to any of the foregoing.

"Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body or Governmental Authority.

"Proceeding"  shall  mean  any  claim,   action,   investigation,   arbitration,
litigation or other judicial, administrative or regulatory proceeding.

"Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

"SearchHelp Common Stock" shall mean the authorized common stock, $0.0001 par value per share, of SearchHelp.

"SearchHelp Common Stock Equivalents" shall mean Common Stock Equivalents applicable to SearchHelp.

"SearchHelp Disclosure Schedule" means the disclosure schedule delivered by SearchHelp to the Company and the Stockholders concurrently with the execution and delivery of this Agreement, as the same may be amended or supplemented by SearchHelp.

"SearchHelp Exchange Stock" means those shares of SearchHelp Common Stock to be issued to the Stockholders on the Closing Date in exchange for the Acquired Stock of the Company, all as calculated and determined pursuant to Section 1.2 of this Agreement.


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"SearchHelp  Financing  Obligation"  shall mean the  obligation of SearchHelp to provide on the Closing Date or as soon thereafter as is practicable the sum of not less than $1,000,000 in cash to finance the working capital requirements of SearchHelp and the Company.

"SearchHelp Material Adverse Effect" shall mean any event or condition that could reasonably be expected to have a material and adverse affect on the business, results of operation, financial condition or prospects of SearchHelp and its Subsidiaries taken as a consolidated whole; provided, however, that any such effect resulting from (i) any change in economic or business conditions generally, or (ii) any change in generally accepted accounting principles or interpretations thereof, shall not be considered when determining if a SearchHelp Material Adverse Effect has occurred.

 "SearchHelp Restated Certificate of Incorporation" shall mean the amended and restated certificate of incorporation of SearchHelp, in the form of EXHIBIT B annexed hereto and made a part hereof and in content reasonably acceptable to the Stockholders, pursuant to which inter alia, SearchHelp shall be authorized to issue 250,000,000 shares of SearchHelp Common Stock, and 25,000,000 shares of SearchHelp preferred stock, containing such rights, privileges and designations as the board of directors of SearchHelp shall, from time to time determine.

"SearchHelp SEC Reports" shall mean all periodic filings required to be made by SearchHelp with the Commission under the Securities Act and the Exchange Act.

"SearchHelp Stockholders Agreement" shall mean that certain agreement between SearchHelp and the Stockholders dated as of the date hereof, in the form of EXHIBIT C annexed hereto and made a part hereof.

"SearchHelp  Stockholder  Consents"  shall have the meaning set forth in Section
4.06 of this Agreement.

"Securities Act" shall mean the United States Securities Act of 1933, as amended, or any successor law.

"Subsidiary" shall mean with respect to any Person, any corporation, joint venture, limited liability company, partnership, association or other business entity of which 50% or more of the total voting power of stock or other equity entitled to vote generally in the election of directors or managers or equivalent Persons thereof is owned or controlled, directly or indirectly, by such Person.

"Tax Authority" shall mean the Internal Revenue Service, and any state, local or foreign government or any agency or subdivision thereof.

"Taxes" shall mean all taxes, charges, fees, customs, duties or other assessments, however denominated, including all interest, penalties, additions to tax or additional taxes that may become payable in respect thereof, imposed by a Tax Authority, which shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, capital taxes, franchise taxes, gross receipt taxes, occupation taxes, real and personal property taxes, value added taxes, stamp taxes, transfer taxes, workers' compensation taxes, taxes relating to benefit plans and other obligations of the same or similar nature.

"Transactions Documents" means the agreements, documents or instruments executed and delivered by a party hereto as contemplated under this Agreement.


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                                    ARTICLE I
                           SALE OF THE ACQUIRED STOCK

         1.1 TRANSFER OF THE ACQUIRED STOCK. Subject to the terms and conditions of this Agreement, at the Closing, each of the Stockholders and the Company hereby agrees to transfer, convey, assign, set over and deliver ("Transfer") to SearchHelp, and SearchHelp shall acquire and accept from the Stockholders and the Company, that number of the shares of capital stock of the Company as shall represent 100% of the issued and outstanding shares of capital stock of the Company (the "Acquired Stock"). The Stockholders shall cause the Acquired Stock to be transferred to SearchHelp free and clear of all Liens. SearchHelp shall have no obligation to consummate the transactions contemplated by this Agreement, unless it shall acquire at the Closing, record and beneficial title to all, and not less than all of the Acquired Stock, free and clear of all Liens.

         1.2 ISSUANCE OF SEARCHHELP EXCHANGE STOCK IN CONSIDERATION FOR THE ACQUIRED STOCK.

                  (a) At the Closing and in sole consideration for the Transfer of the Acquired Stock, SearchHelp shall transfer, convey and deliver to the Stockholders in the respective amounts set forth in Section 1.2(c) below, the shares of SearchHelp Exchange Stock.

                  (b) The aggregate number of shares of SearchHelp Exchange Stock to be issued on the Closing Date to the Stockholders shall be equal to four million (4,000,000) shares of SearchHelp Common Stock.

                  (c) On the Closing Date, the four million (4,000,000) shares of SearchHelp Exchange Stock shall be issued to the Stockholders as follows:

             Brian O'Connor - 750,000 shares;
             Mary Lynne O'Connor - 1,150,000 shares;
             Brian M. O'Connor - 500,000 shares;
             Kathleen Rubera - 500,000 shares;
             Gerald B. Moses - 1,000,000 shares to be issued by gift to:
                 Carolyn Moses - 230,000 shares
                 Stephen Moses - 450,000 shares
                 Kristin Moses - 250,000 shares; and
                 Heidi Bond 70,000 shares
             Nicholas Loscocco - 100,000 shares.

         1.3 CAPITALIZATION OF SEARCHHELP. At the date of this Agreement, SearchHelp is authorized by its certificate of incorporation to issue an aggregate of 250,000,000 shares of SearchHelp Common Stock, and all of the shares of SearchHelp Preferred Stock. SCHEDULE 1.3 to the SearchHelp Disclosure Schedule sets forth as at the date of this Agreement (i) the issued and outstanding shares of SearchHelp Common Stock, and (ii) the aggregate number of SearchHelp Warrants and SearchHelp Options outstanding. As at the date of this Agreement there are no SearchHelp Convertible Securities issued or outstanding.

         1.4 CAPITALIZATION AND OWNERSHIP OF THE COMPANY. As at the date of this Agreement and as at the Closing Date the authorized capital stock of the Company and 100% of the issued and outstanding capital stock of the Company is owned by the Stockholders in the names of those Persons and in the amounts set forth on
SCHEDULE 1.4 annexed hereto.

         1.5 CLOSING AND CLOSING DATE. The consummation of the Exchange of the Acquired Stock of the Company for the SearchHelp Exchange Stock (the "Closing ") shall take place at the offices of Gersten Savage, LLP, 600 Lexington Avenue, New York, New York 10022, after all of the conditions to Closing specified in this Agreement (other than those conditions requiring the execution or delivery of a Document or the taking of some action at the Closing) have been fulfilled or waived by the Party entitled to waive that condition; provided, however, that
(a) the Parties shall use their best efforts to effect the Closing by April 30, 2005, or as soon thereafter as is practicable, and (b) the Closing may take place by facsimile or other means as may be mutually agreed upon in advance by


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

the Parties. The date on which the Closing is held is referred to in this Agreement as the "Closing Date." Unless extended in writing by the Company and SearchHelp, in the event that the Closing and the Closing Date shall not occur by May 15, 2005 (the "Outside Closing Date") then either the Company or
SearchHelp may terminate this Agreement without any further liability to the other.

         1.6 DELIVERIES AT CLOSING BY THE STOCKHOLDERS. At the Closing, subject to the terms and conditions of this Agreement, the Stockholders and the Company shall execute and/or deliver, or cause to be executed and/or delivered, to SearchHelp, the documents and instruments referred to in this Section 1.6 below:

                  (a) certificates evidencing all of the Acquired Stock, duly assigned by the Stockholders and the Company, as applicable, to SearchHelp, or accompanied by stock powers, duly endorsed in blank for transfer;

                  (b) the unanimous resolutions of the board of directors of the Company and the other Company authorizing this Agreement and the Transactions contemplated hereby;

                  (c) releases, in form and content satisfactory to SearchHelp and its counsel, duly executed by the Company and the Stockholders addressed to SearchHelp, pursuant to which such Persons shall covenant and agree that, except as otherwise expressly provided in this Agreement, all amounts owed by any of the Company or any of the other Acquired Company to Brian O'Connor or any other Stockholder, whether for accrued compensation or remuneration, indebtedness for money borrowed, services rendered or any other obligations, are deemed to be forgiven, paid and discharged in full as at the Closing Date (the "Related Party Obligation Releases");

                  (d) the Fenway Sky-Box Sublicense in the form of EXHIBIT A annexed hereto;

                  (e) the SearchHelp Stockholders Agreement in the form of EXHIBIT C annexed hereto;

                  (f) the NASCAR License Agreements;


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

                  (g) the Fenway Sky-Box Lease;

                  (h) the O'Connor Employment Agreement in the form of EXHIBIT D-3 annexed hereto; and

                  (i) such other Documents as may be reasonably requested by SearchHelp and its counsel, that are necessary to effect the Closing.

         1.7 DELIVERIES AT CLOSING By SEARCHHELP. At the Closing, subject to the terms and conditions of this Agreement, SearchHelp shall execute and deliver or cause to be executed and delivered to the Stockholders:

                  (a) certificates evidencing all the shares of SearchHelp Exchange Stock;

                  (b) a copy of a filing receipt or certified copy of the Restated SearchHelp Certificate of Incorporation in the form of EXHIBIT B annexed hereto and made a part hereof;

                  (c) the unanimous resolutions of the SearchHelp Board of Directors authorizing this Agreement, the issuance of the SearchHelp Exchange Stock and the transactions contemplated hereby;

                  (d) a copy of the Fenway Sky-Box Sublicense, duly executed by the Company and guaranteed by SearchHelp;

                  (e) the Company Stockholders Agreement in the form of EXHIBIT C annexed hereto and made a part hereof;

                  (f) the O'Connor Employment Agreement in the form of EXHIBIT D-3 annexed hereto; and

                  (g) such other Documents as may be reasonably requested by SearchHelp and its counsel, that are necessary to effect the Closing.

         1.8 TRANSFER OF TITLE TO FENWAY-SKY BOX. Prior to the Closing, and upon receipt of the approval of the Boston Red Sox Baseball Club Limited Partnership, the Company shall transfer to O'Connor or his Affiliate, other than the Company (the "Sky-Box Owner"), all right, title and interest to use the sky-box at Fenway Park, Boston, Massachusetts, subject only to the terms and conditions of the Fenway Sky-Box Sublicense to be entered into on the Closing Date between the Sky-Box Owner and the Company.

         1.9 RESTRICTIONS ON RESALE. The SearchHelp Exchange Stock and the Investor Group Securities shall not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until; (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii)
SearchHelp receives an opinion of counsel for the stockholders, reasonably satisfactory to counsel for SearchHelp, that an exemption from the registration requirements of the Securities Act is available.

         The certificates representing the SearchHelp Exchange Stock that shall have been issued pursuant to this Agreement shall contain a legend substantially as follows:

         "THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR SEARCHHELP, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR CARE CONCEPTS THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE."

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF SEARCHHELP

         Except as set forth in the SearchHelp SEC Reports or on a supplemental disclosure schedule to be provided by SearchHelp (with the SearchHelp SEC Reports, the "SearchHelp Disclosure Schedule"), disclosure in any one of which shall apply to any and all representations and warranties made in this Agreement, and except as otherwise disclosed in writing by SearchHelp to the Stockholders, SearchHelp hereby represents and warrants to the Stockholders, as of the date of this Agreement and as of the Closing Date, as follows:

         2.1 ORGANIZATION, STANDING AND POWER. SearchHelp is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to conduct its business as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. SearchHelp is duly qualified to do business as a foreign corporation doing business in each state in which it owns or leases real property and where the failure to be so qualified and in good standing would have a Material Adverse Effect on SearchHelp or its business. Except as set forth in SCHEDULE 2.1 to the SearchHelp Disclosure Schedule, SearchHelp does not have an ownership interest in any corporation, partnership (general or limited), limited liability company or other entity, whether foreign or domestic (collectively such ownership interests including capital stock).

         2.2        CAPITALIZATION.

                  (a) The capitalization of SearchHelp as set forth on SCHEDULE 2.2(A) to the SearchHelp Disclosure Schedule is true and accurate in all material respects.

                   (b) SCHEDULE 2.2(B) to the SearchHelp Disclosure Schedule sets forth the names of each of the record and beneficial owners of five percent (5%) or more of the Fully-Diluted SearchHelp Common Stock as at the date of this Agreement, including holders of SearchHelp Common Stock Equivalents.

                  (c) Except as disclosed in SCHEDULE 2.2(C) to the SearchHelp Disclosure Schedule, no SearchHelp Common Stock have been reserved for issuance to any Person, and there are no other outstanding rights, warrants, options or agreements for the purchase of SearchHelp Common Stock.

                  (d) All outstanding shares of SearchHelp Common Stock are validly issued, fully paid, non-assessable, not subject to pre-emptive rights and have been issued in compliance with all state and federal securities laws or other Applicable Law.

                  (e) As at the date of this Agreement and on the Closing Date, the Fully-Diluted SearchHelp Common Stock shall be not more than 45.0 million shares of SearchHelp Common Stock.

         2.3 AUTHORITY FOR AGREEMENT. The execution, delivery, and performance of this Agreement by SearchHelp has been duly authorized by all necessary corporate and shareholder action, and this Agreement, upon its execution by the Parties, will constitute the valid and binding obligation of SearchHelp enforceable against it in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution, delivery and performance of this Agreement and compliance with its provisions by SearchHelp will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under (whether with or without notice or lapse of time or both), SearchHelp's Certificate of Incorporation or Bylaws, in each case as amended, or, in any material respect, any indenture, lease, loan agreement or other agreement or instrument to which SearchHelp is a party or by which it or any of its properties are bound, or any decree, judgment, order, statute, injunction, charge, rule or regulation or other restriction of any governmental agency applicable to SearchHelp except to the extent that any breach or violation of any of the foregoing would not constitute or result in a Material Adverse Effect on SearchHelp. Except as set forth in SCHEDULE 2.3 to the SearchHelp Disclosure Schedule, no consent, filing with or notification to, or approval or authorization of any governmental, regulatory or other authority is required on the part of SearchHelp in connection with the execution, delivery and performance of this Agreement.

         2.4 ISSUANCE OF SEARCHHELP COMMON STOCK. The SearchHelp Common Stock to be issued to the Stockholders on the Closing Date, will when issued, pursuant to this Agreement, be duly and validly authorized and issued, fully paid and non-assessable.

         2.5        FINANCIAL STATEMENTS.

                  (a) On or before the Closing Date, SearchHelp shall have made available to the Stockholders copies of its audited financial statements at December 31, 2001, 2002 and 2003 December 31, 2004 and for the four fiscal years then ended (collectively, "SEARCHHELP FINANCIAL STATEMENTS").

                  (b) Each set of financial statements (including, in each case, any related notes thereto) contained in the SearchHelp Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). Such financial statements fairly present the consolidated financial position of SearchHelp as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended.

                  (c) To the knowledge of SearchHelp, except as disclosed in the consolidated financial statements contained in the SearchHelp Financial Statements or in the SearchHelp Disclosure Schedule, there has been no

SearchHelp Material Adverse Effect in the financial condition, operations or business of SearchHelp since December 31, 2004.

                  (d) Except as otherwise disclosed in the SearchHelp Disclosure Schedule or in the consolidated financial statements contained in the SearchHelp Financial Statements, SearchHelp does not have any liabilities or obligations that would be required to be set forth in financial statements audited in accordance with GAAP.

         2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2004, except as set forth in the SearchHelp Disclosure Schedule:

                  (a) there has not been (i) any SearchHelp Material Adverse Effect or (ii) any damage, destruction, or loss to SearchHelp (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of SearchHelp;

                  (b) SearchHelp has not (i) amended its articles of incorporation; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of SearchHelp;
(iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transaction; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or any of its employees whose monthly compensation exceeds $15,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

                  (c)  SearchHelp  has not (i)  borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent SearchHelp balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of SearchHelp; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock);

                  (d) to the best knowledge of SearchHelp, SearchHelp has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of SearchHelp; and

                  (e) as at the date of this Agreement and as at the Closing Date, the aggregate SearchHelp liabilities which would be required to be disclosed on a balance sheet prepared in accordance with GAAP do not and will not exceed $125,000 in the aggregate.

         2.7 INTELLECTUAL PROPERTY AND INTANGIBLE ASSETS. To the knowledge of SearchHelp, SearchHelp has full legal right, title and interest in and to all of the Intellectual Property utilized in the operation of its business. No rights of any other person are violated by the use by SearchHelp of any Intellectual Property. None of the Intellectual Property utilized in the operation of the business of SearchHelp has ever been declared invalid or unenforceable, or is the subject of any pending or, to the knowledge of SearchHelp, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

         2.8 APPROVALS  AND  CONSENTS.  Except as shall be set forth in SCHEDULE
2.8 to the SearchHelp Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with SearchHelp, is required by or with respect to SearchHelp in connection with the execution and delivery of this Agreement or the consummation of the Transaction contemplated hereby, except as provided herein.

         2.9 LITIGATION. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of SearchHelp threatened against or affecting, SearchHelp or any of its assets or properties before any court or arbitrator or any governmental or other body, agency or official which could have an SearchHelp Material Adverse Effect.

         2.10 INTERESTED PARTY TRANSACTIONS. SearchHelp is not indebted to any officer or director of SearchHelp (except for compensation and reimbursement of expenses incurred in the ordinary course of business and payment of which is not overdue), and no such Person is indebted to SearchHelp, except as disclosed in the SEC reports filed with the Commission.

         2.11 COMPLIANCE WITH APPLICABLE LAWS. The business of SearchHelp has not been, and is not being, conducted in violation of any Applicable Law, except for possible violations which both individually and also in the aggregate have not had and are not reasonably likely to have a SearchHelp Material Adverse Effect. No investigation or review by any governmental entity with respect to SearchHelp is pending or, to the knowledge of SearchHelp, threatened, nor has any governmental entity indicated an intention to conduct the same, except for investigations or reviews which both individually and also in the aggregate would not have, nor be reasonably likely to have, an SearchHelp Material Adverse Effect. SearchHelp is a fully compliant reporting company under the Exchange Act, and has not been threatened or subject to delisting on any exchange on which it is traded.

         2.12 NO UNDISCLOSED LIABILITIES. There are no liabilities or debts of SearchHelp of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt.

         2.13 TAX RETURNS AND PAYMENT. SearchHelp has duly and timely filed all Tax Returns required to be filed by it and has duly and timely paid all Taxes shown thereon to be due, except as reflected in the SearchHelp Financial Statements. Except as disclosed in the SearchHelp Financial Statements, there is no claim for Taxes that is a lien against the property of SearchHelp other than liens for Taxes not yet due and payable, none of which Taxes is material.
SearchHelp has not received notification of any audit of any Tax Return of SearchHelp being conducted or pending by a Tax authority, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by SearchHelp which is currently in effect, and SearchHelp is not a party to any agreement, contract or arrangement with any Tax authority or otherwise, which may result in the payment of any amount in excess of the amount reflected on the SearchHelp Financial Statements.

         2.14 LABOR AND EMPLOYMENT MATTERS. SearchHelp is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, to the knowledge of SearchHelp, there has been no effort by any labor union or any other person during the twenty-four (24) months prior to the date hereof to organize any employees or consultants of SearchHelp who are not already members of a collective bargaining unit into one or more collective bargaining units, nor, to the knowledge of the SearchHelp, are any such efforts being conducted. There is no pending or, to the knowledge of SearchHelp, threatened labor dispute, strike or work stoppage which affects or which may affect the business of SearchHelp, or which may interfere with its continued operations. To the knowledge of SearchHelp, neither SearchHelp nor any agent, representative or employee thereof has within the last twenty-four (24) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against SearchHelp by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees or consultants of SearchHelp during the twenty-four (24) months prior to the date hereof. SearchHelp has complied, in all material respects, with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities or other employment practices, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended and the

Immigration Reform and Control Act of 1986, as amended. SearchHelp has received no notice of any claim before any governmental body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of employees or any governmental body or, to the knowledge of SearchHelp is any such claim threatened against SearchHelp. SearchHelp is not a party to, or otherwise bound by, any order relating to its employees or employment practices. SearchHelp has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees. No current or former employee of SearchHelp is (i) absent on a military leave of absence and/or eligible for rehire under the terms of the Uniformed Services Employment and Reemployment Rights Act, or (ii) absent on a leave of absence under the Family and Medical Leave Act.

         2.15 EMPLOYEE BENEFITS. There is no employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and (ii) no other benefit plan, program, contract or arrangement of any kind whatsoever, covering the employees or consultants of SearchHelp or which is sponsored, maintained or contributed to by SearchHelp or to which SearchHelp has an obligation to contribute (all such employee benefit plans and other benefit plans, programs, contracts or arrangements hereinafter individually and collectively called the "Employee Benefit Plan(s)").

         2.16 ENVIRONMENTAL LAWS. To the knowledge of SearchHelp, it is in material compliance with all Environmental Laws and has received no notice from any Governmental Authority of any actual or potential Environmental Claim or any Environmental Health and Safety Liabilities.

         2.17 SEARCHHELP SEC REPORTS. All SearchHelp SEC Reports are true, correct and complete in all material respects, are not misleading and do not omit to state any material fact which is necessary to make the statements contained in such public filings not misleading in any material respect. Since November 12, 2002, the filing of all SearchHelp SEC Reports under the Exchange Act have been timely made.

                                   ARTICLE III
       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

         Except as set forth in the Company Disclosure Schedule, disclosure in any one of which shall apply to any and all representations and warranties made in this Agreement, and except as otherwise disclosed in writing to SearchHelp, the Company and each of the Stockholders hereby jointly and severally represent and warrant to SearchHelp as of the date of this Agreement and as of the Closing
Date:

         3.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly formed and in good standing under the laws of the state of Delaware. The Company has all requisite power and authority to conduct its respective businesses as presently conducted by it and to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. The Company is duly qualified to do business as a foreign corporation doing business in each state or other jurisdiction in which it owns or leases real property and where the failure to be so qualified and in good standing would have a Company Material Adverse Effect.

         3.2        CAPITALIZATION.

                  (a) The  capitalization  of the  Company  is as set  forth  in
Section 1.4 of this Agreement true and accurate in all material respects.

                  (b) No Acquired Stock, or other shares of capital stock of any of the Company has been reserved for issuance to any Person, and there are no other outstanding rights, warrants, options or agreements for the purchase of shares of Acquired Stock or other shares of Company' capital stock. Except for the Company, none of the Company has any Subsidiaries.

                  (c) All outstanding shares of Acquired Stock are validly issued, fully paid, non-assessable, not subject to pre-emptive rights and have been issued in compliance with all state and federal securities laws or other Applicable Law.

         3.3 AUTHORITY FOR AGREEMENT. The execution, delivery, and performance of this Agreement by Company and the Stockholders has been duly authorized by all necessary corporate action, and this Agreement, upon its execution by such Parties, will constitute the valid and binding obligation of Company and the Stockholders enforceable against it or them in accordance with and subject to its terms, except as enforceability may be affected by bankruptcy, insolvency or other laws of general application affecting the enforcement of creditors' rights. The execution, delivery and performance of this Agreement and compliance with its provisions by the Company and the Stockholders will not violate any provision of Applicable Law and will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under (whether with or without notice or lapse of time or both), the Certificate of Incorporation or Bylaws of any of the Company, in each case as amended, or any indenture, lease, loan agreement or other agreement or instrument to which Company or any of the Stockholders is a party or by which it or them or any of its or their properties are bound, or any decree, judgment, order, statute, injunction, charge, rule or regulation or other restriction of any governmental agency applicable to the Stockholders or the Company except to the extent that any breach or violation of any of the foregoing would not constitute or result in a Material Adverse Effect on the Company, the Company or the Stockholders. Except as set forth in the Company Disclosure Schedule, no consent, filing with or notification to, or approval or authorization of any governmental, regulatory or other authority is required on the part of the Company or the Stockholders in connection with the execution, delivery and performance of this Agreement.

         3.4 ACQUIRED STOCK. The Stockholders are collectively the record and beneficial owner of 100% of the Acquired Stock. The Acquired Stock represents 100% of the issued and outstanding shares of capital stock of the Company.

         3.5        FINANCIAL STATEMENTS AND FINANCIAL REPORTING.

                  (a) The Company and the Stockholders have provided SearchHelp with the unaudited balance sheets, statements of operations and statements of cash flows for the Company for the two fiscal years ended December 31, 2004 (the "Unaudited Financial Statements"). By not later than sixty (60) days following the Closing Date, the Company and the Stockholders shall provide SearchHelp with the audited balance sheets, statements of operations and statements of cash flows for the Company for the two fiscal years ended December 31, 2004 (the "Audited Financial Statements" and with the Unaudited Financial Statements, the "Financial Statements").

                  (b) To the knowledge of the Company and the Stockholders, since December 31, 2004, except as otherwise disclosed in the applicable Financial Statements or on the Company Disclosure Schedule, there has been no Company Material Adverse Effect.

                  (c) Except as otherwise disclosed in the applicable Financial Statements or on the Company Disclosure Schedule, none of the Company have any liabilities or obligations that would be required to be set forth in financial statements audited in accordance with GAAP.

                  (d) The Audited Financial Statements shall be prepared in accordance with GAAP and Regulation S-X promulgated under the Securities Act of 1933, as amended.

         3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2004, except as otherwise disclosed in the applicable Company Financial Statements or on SCHEDULE 3.6 to the Company Disclosure Schedule:

                  (a)  there  has not  been  (i) any  Company  Material  Adverse
Effect, or (ii) any damage, destruction, or loss (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of the Company;

                  (b) none of the Company has (i) amended its Articles of Organization; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any outstanding capital stock;

                  (c) none of the Company has (i) waived any rights of value which in the aggregate are extraordinary or material in respect of its business;
(ii) made any material change in its method of management, operation, or accounting; (iii) entered into any other material transaction; (iv) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (v) increased the rate of compensation payable or to become payable by it to any of officers or employees whose monthly compensation exceeds $5,000; or
(vi) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with officers, directors, or employees;

                  (d) Except as disclosed on the Company Disclosure Schedule, none of the Company has (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (ii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Company' balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $5,000), or cancelled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, in respect of its business; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

                  (e) to the best knowledge of the Company and Stockholders, none of the Company have become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, their respective businesses, operations, properties, assets, or financial condition.

         3.7 INTELLECTUAL PROPERTY AND INTANGIBLE ASSETS. Except as set forth on the Company Disclosure Schedule, the Company has full legal right, title and interest in and to all of the Intellectual Property utilized in the operation of their respective businesses. No rights of any other person are violated by the use by any of the Company of any Intellectual Property. None of the Intellectual Property utilized in the operation of the businesses of any of the Company has ever been declared invalid or unenforceable, or is the subject of any pending or, to the knowledge of the Company and Stockholders, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

         3.8 APPROVALS AND CONSENTS. Except as contemplated by this agreement, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with the Stockholders and Company, is required by or in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated hereby.

         3.9 LITIGATION. There is no action, suit, investigation, audit or proceeding pending against, or to the best knowledge of the Stockholders or Company, threatened against or affecting, any of the Company or any of its assets or properties before any court or arbitrator or any governmental or other body, agency or official which could have a Company Material Adverse Effect.

         3.10 RELATED PARTY TRANSACTIONS. Except as disclosed in this Agreement or in the Company Disclosure Schedule, the Company is not indebted to any officer or director of the Company, the Stockholders or any other Affiliate of the Stockholders (except for compensation and reimbursement of expenses incurred in the ordinary course of business and payment of which is not overdue), and no such Person is indebted to the Stockholders, except as disclosed in the reports filed with the Commission.

         3.11 COMPLIANCE WITH APPLICABLE LAWS. Except as disclosed in the Company Disclosure Schedule, none of the Company or their respective businesses have been, or are being, conducted in violation of any Applicable Law, except for possible violations which both individually and in the aggregate have not had and are not reasonably likely to have a Company Material Adverse Effect. No investigation or review by any governmental entity with respect to the Company is pending or, to the knowledge of the Stockholders or Company after reasonable inquiry, threatened, nor has any governmental entity indicated an intention to conduct the same, except for investigations or reviews which both individually and also in the aggregate would not have, nor be reasonably likely to have, a Company Material Adverse Effect.

         3.12 NO UNDISCLOSED LIABILITIES. There are no material undisclosed liabilities or debts of the Company, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability or debt which have not been disclosed in this Agreement or in the Company Disclosure Schedule.

         3.13 TAX RETURNS AND PAYMENT. All Tax Returns with respect to the Company required to be filed by has duly and timely filed and all Taxes shown thereon to be due have been paid, except as reflected in the Company Disclosure Schedule. Except as otherwise disclosed in the Company Disclosure Schedule or in the applicable Company Financial Statements, there is no claim for Taxes that is a lien against the property of the Company other than liens for Taxes not yet due and payable, none of which Taxes is material. The Stockholders have not received notification of any audit of any Tax Return of the Company being conducted or pending by a Tax authority, no extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Stockholders which is currently in effect, and the Company is not a party to any agreement, contract or arrangement with any Tax authority or otherwise, which may result in the payment of any amount in excess of the amount reflected on the applicable Company Financial Statements.

         3.14 LABOR AND EMPLOYMENT MATTERS. None of the Company are a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and, to the knowledge of the Stockholders or Company, there has been no effort by any labor union or any other person during the twenty-four
(24) months prior to the date hereof to organize any employees or consultants of the Company who are not already members of a collective bargaining unit into one or more collective bargaining units, nor, to the knowledge of the Stockholders or Company, are any such efforts being conducted. There is no pending or, to the knowledge of the Stockholders, threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company, or which may interfere with its continued operations. To the knowledge of the Stockholders or Company, neither the Stockholders, nor any of the Company nor any of their respective agents, representatives or employees thereof has within the last twenty-four (24) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or threatened charge or complaint against the Stockholders or Company by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees or consultants of the Company during the twenty-four (24) months prior to the date hereof. The Company and Stockholders have complied, in all material respects, with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities or other employment practices, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended and the Immigration Reform and Control Act of 1986, as amended. The Company have not received notice of any claim before any governmental body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of employees or any governmental body or, to the knowledge of the Stockholders or Company is any such claim threatened against the Company. The Company are not a party to, or otherwise bound by, any order relating to its employees or employment practices. The Company have paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

         3.15 EMPLOYEE BENEFITS. There is no employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) no other benefit plan, program, contract or arrangement of any kind whatsoever, covering the employees or consultants of the Company or which is sponsored, maintained or contributed to by any the Company or to which any of the Company have an obligation to contribute (all such employee benefit plans and other benefit plans, programs, contracts or arrangements hereinafter individually and collectively called the "Employee Benefit Plan(s)").

         3.16 ENVIRONMENTAL LAWS. Except where non-compliance would not have a Company Material Adverse Effect, the Company is in compliance with all Environmental Laws and has received no notice from any Governmental Authority of any actual or potential Environmental Claim or any Environmental Health and Safety Liabilities.

         3.17 MATERIAL CONTRACTS. SCHEDULE 3.17 to this Agreement sets forth a list and brief description of all contracts, licenses, leases and other agreements that are material to the business of the Company, including, without limitation, the NASCAR Licenses, the FUJI Licenses, the FUJI Distribution Agreement, and the Fenway Sky-Box License.

         3.18 FOREIGN ASSETS CONTROL LEGISLATION. Neither the sale of the Acquired Stock by the Company hereunder nor the use by the Company of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury
Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limited the foregoing, neither the Company nor any of its Subsidiaries (a) is a person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079
(2001) or (b) engages in any dealing or transactions, or be otherwise associated with any such person. The Company are in compliance with the USA Patriot Act of 2001 (signed into law October 26, 2001).

                                   ARTICLE IV
                 CERTAIN COVENANTS AND AGREEMENTS OF THE PARTIES

         4.1 SEARCHHELP FINANCING OBLIGATION. Subject to compliance by the Stockholders and the Company with the deliveries set forth in Section 1.6 of this Agreement, SearchHelp covenants and agrees to use its reasonable best efforts to obtain, on the Closing Date or as soon thereafter as is practicable, from one or more sources selected by SearchHelp not less than $1,000,000 of financing on terms and conditions that shall be satisfactory to SearchHelp; the proceeds of such financing to be used to provide ongoing working capital to SearchHelp and the Company.

         4.2 COMPLIANCE BY THE COMPANY AND THE STOCKHOLDERS WITH OBLIGATIONS. Subject to compliance by SearchHelp with the deliveries set forth in Section 1.7 and Section 1.8 of this Agreement, the Company and the Stockholders covenant and agree to comply with its and their obligations under Section 1.6 of this Agreement and to deliver to SearchHelp on the Closing Date (i) 100% of the shares of the Company Stock, (ii) the Fenway Sky-Box Sublicense, and (iii) the Related Party Release Obligations.

         4.3       THE SEARCHHELP BOARD OF DIRECTORS; EXECUTIVE OFFICERS.

                  (a) On the Closing Date and until the next annual meeting of the stockholders of SearchHelp called, in whole or in part, to elect the board of directors of SearchHelp, the board of directors of SearchHelp (the "SearchHelp Board of Directors") and each of its consolidated Subsidiaries (collectively, with the SearchHelp Board of Directors, the "SearchHelp Boards" shall consist of seven (7) Persons, of which O'Connor, William Bozsnyak, Joel San Antonio and Joseph Carrizzo shall be four (4) of the members, and David M. Barnes and two additional (2) members of the SearchHelp Boards shall be independent directors within the meaning of the Sarbanes-Oxley Act of 2002.

                  (b) On the Closing Date, the senior executive officers of SearchHelp and its consolidated Subsidiaries shall be as follows:

                           (i) William Bozsnyak, Chief Executive Officer of SearchHelp and Subsidiaries (other than the Company),

                           (ii) Joseph Carrizzo, President of SearchHelp and Subsidiaries (other than the Company), and

                           (iii) Brian O'Connor, Chief Operating Officer and Executive Vice President of Marketing of SearchHelp and President and Chief Executive Officer of the Company;

which Persons, together with such other Persons acceptable to the SearchHelp Board of Directors, shall hold office at the pleasure of the SearchHelp Board of Directors, and one of which shall be a qualified chief financial officer.

         4.4 RELATED PARTY OBLIGATIONS OF THE COMPANY. Each of Brian O'Connor and the other Stockholders of the Company agrees to forgive and cancel (i) any and all loans and advances made to the Company by such Persons or their Affiliates, and (ii) any and all accrued salaries and other compensation owed by the Company to such Persons or their Affiliates for all periods through the Closing Date (the "Related Party Obligations").

         4.5 ANNOUNCEMENTS. No Party shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by Applicable Law or securities regulation. Notwithstanding anything in this Section 4.4 to the contrary, the Parties will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to this Agreement and the transactions contemplated hereby whether or not required by Applicable Law.

         4.6 ACCESS TO INFORMATION. The Stockholders will make available for inspection by SearchHelp, during normal business hours and in a manner so as not to interfere with normal business operations, all of the Company' records (including tax records), books of account, premises, contracts and all other documents in the Stockholders' possession or control that are reasonably requested by SearchHelp to inspect and examine the business and affairs of the Company. The Company will cause their respective managerial employees and regular independent accountants to be available upon reasonable advance notice to answer questions of SearchHelp concerning the business and affairs of the Company. SearchHelp will treat and hold as confidential any information they receive from the Stockholders and the Company in the course of the reviews contemplated by this Section 4.5. No examination by SearchHelp will, however, constitute a waiver or relinquishment by SearchHelp of its rights to rely on the Stockholders' and Company' covenants, representations and warranties made herein or pursuant hereto.

         4.7 FILING OF SEARCHHELP RESTATED CERTIFICATE OF INCORPORATION. By its execution and delivery of this Agreement, SearchHelp does hereby covenant and agree to make all necessary filings with the Securities and Exchange Commission and to take all such further action as shall be legally required under Applicable Law to cause the SearchHelp Restated Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware and cause to be legally and validly authorized for issuance an aggregate of 25,000,000 shares of SearchHelp Preferred Stock, by not later than April 30, 2005.

         4.8 EXECUTION AND DELIVERY OF THE SEARCHHELP STOCKHOLDERS AGREEMENT. On the Closing Date, each of SearchHelp and the Stockholders shall execute and deliver the SearchHelp Stockholders Agreement.

         4.9 EXECUTION AND DELIVERY OF THE FENWAY SKY-BOX SUBLICENSE. On the Closing Date, O'Connor or his Affiliate shall execute and deliver to the Company the Fenway Sky-Box Sublicense.

         4.10 EMPLOYMENT AGREEMENTS. On the Closing Date, each of SearchHelp and the applicable executive shall execute and deliver the following employment agreements:

                  (a) a three year employment agreement with William Bozsnyak in the form of EXHIBIT D-1 annexed hereto and made a part hereof (the "Bozsnyak Employment Agreement");

ARTICLE I. a three year employment agreement with Joseph Carrizzo in the form of EXHIBIT D-2 annexed hereto and made a part hereof (the "Carrizzo Employment Agreement"); and

                  (c) a three year employment agreement with Brian O'Connor in the form of EXHIBIT D-3 annexed hereto and made a part hereof (the "O'Connor Employment Agreement").

         4.11 STOCK OPTIONS. On the Closing Date, SearchHelp shall issue to the following Persons three (3) year options to purchase shares of SearchHelp Common Stock (the "SearchHelp Options"), in each case, at an exercise price of $0.20 per share (a) William Bozsnyak 1,000,000 SearchHelp Options to vest over three years in equal annual increments, (b) Joseph Carrizzo, 3,000,000 SearchHelp Options to vest over three years in equal annual increments, (c) Brian O'Connor, 1,000,000 SearchHelp Options to vest over three years in equal annual increments, and (d) Gersten Savage, LLP, 500,000 SearchHelp Options.

         4.12 CERTAIN SEARCHHELP DEBT. The Company currently owes an aggregate of $200,000 to William J. Bozsnyak, representing funds he has loaned to the Company for operating capital. On the Closing Date the Company shall issue its non-interest bearing note to Mr. Bozsnyak that shall be payable only out of excess available cash, and on terms deemed satisfactory by the Board of Directors of the Company.

                                    ARTICLE V
                    CONDITIONS TO PURCHASE OF ACQUIRED STOCK

         5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF SEARCHHELP. Consummation of the purchase of the Acquired Stock on the Closing Date by SearchHelp and issuance of the SearchHelp Exchange Stock to the Stockholders and the other SearchHelp Exchange Stock is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

                  (a) The representations and warranties of the Company and the Stockholders contained in Article III hereof (with specific reference, inclusive of the Company Disclosure Schedule) shall be true and correct as of the Agreement Date and shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date.

                  (b) The Company and the Stockholders shall have performed or complied in all material respects with all obligations, agreements and covenants required to be performed by it hereunder prior to or on the Closing Date, including all covenants and agreements on its part to be performed, as set forth in Article IV above.

                  (c) each of the NASCAR Licenses, the FUJI License, the FUJI Distribution Agreement and the Fenway Sky-Box License (collectively, the "Material Agreements") shall be in full force and effect and no default or event (which with the passage of time, the giving of notice or both) shall constitute a default under any such Material Agreements shall have occurred, and, if requested by SearchHelp or its legal counsel, each of the parties to such Material Agreements, other than the Company, shall have consented in writing to the sale of the Acquired Stock to SearchHelp and the other transactions contemplated by this Agreement.

                  (d) the Company and the Stockholders shall have made the deliveries required to be made in Section 1.6 above.

                  (e) If  and  to  the  extent  that  final  Company  Disclosure
Schedules shall not have been delivered, all such the Company Disclosure Schedules shall have been completed and shall be approved by SearchHelp; and

                  (f) There shall not have occurred since December 31, 2004, any Company Material Adverse Effect, other than as disclosed in the Company Disclosure Schedule.

         5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS. Consummation of the Transfer by the Stockholders of the Acquired Stock to SearchHelp is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

                  (a) The representations and warranties of SearchHelp contained in Article II hereof (with specific reference, inclusive of the SearchHelp Disclosure Schedule) shall be true and correct as of the Agreement Date and shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date;

                  (b) SearchHelp shall have complied in all material respects with all obligations, agreements and covenants required to be performed by them or it hereunder prior to or on the Closing Date of the Transaction, including all covenants and agreements on their part to be performed, as set forth in
Article IV above;

                  (c) SearchHelp shall have made the deliveries required to be made in Section 1.7 above;

                  (d) SearchHelp shall have performed in full the SearchHelp Financing Obligations, or shall have otherwise satisfied O'Connor, as representative of the Stockholders (the "Stockholders' Representative") that SearchHelp shall be able to satisfy the SearchHelp Financing Obligations within a reasonable time following the Closing Date; and

                  (e) There shall not have occurred any SearchHelp Material Adverse Effect.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1 TERMINATION. The Parties may terminate this Agreement as provided below:

                  (a) SearchHelp and the Stockholders may terminate this Agreement by mutual written agreement at any time prior to the Closing of the purchase of the Acquired Stock and Acquired Stock contemplated by Section 1 hereof.
                  (b) SearchHelp may terminate this Agreement by giving written notice to the Company and the Stockholders at any time prior to the Closing (i) if the Company or the Stockholders has breached any material representation, warranty, or covenant contained in this Agreement, SearchHelp has notified the Company and the Stockholders in writing of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach (ii) if all of the conditions to SearchHelp's obligations to consummate the Closing shall not have been satisfied by May 15, 2005 (the "Outside Closing Date"), or
(iii) if the Closing of the purchase of the Acquired Stock shall not have occurred on or before the Outside Closing Date, unless the failure results primarily from SearchHelp itself breaching any material representation, warranty, or covenant on its or his part to be observed or performed that is contained in this Agreement.

                  (c) the Company or the Stockholders may terminate this Agreement by giving written notice to SearchHelp at any time prior to the Closing (i) if SearchHelp has breached any material representation, warranty, or covenant contained in this Agreement, the Company or the Stockholders has notified SearchHelp in writing of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach (ii) if all of the conditions to the Stockholder's obligations to consummate the Closing shall not have been satisfied by the Outside Closing Date, or (iii) if the Closing shall not have occurred on or before the Outside Closing Date, unless the failure results primarily from the Stockholders wishing to exercise the right of termination themselves breaching any representation, warranty, or covenant on their part to be observed or performed that is contained in this Agreement.

         6.2 EFFECT OF TERMINATION.

                  (a) If any Party terminates this Agreement pursuant to Section 6.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

                  (b) As a material inducement to SearchHelp, the Company and the Stockholders entering into this Agreement, each such Party and each of the other Parties hereby agrees that, notwithstanding anything contained elsewhere in this Agreement, if this Agreement is terminated prior to Closing due to any Party's breach, the non-breaching Party or Parties' shall have no adequate remedy at law. Accordingly, in addition to any claim for monetary damages, the non-breaching Party or Parties shall have the right to seek specific enforcement of this Agreement.

         6.3      ENTIRE AGREEMENT, SURVIVAL.

                  (a) This Agreement, and the documents referred to in it, constitute the entire agreement and understanding of the Parties and supersede any previous agreements made or existing between the Parties or any of them before or simultaneously with this Agreement and relating to the subject matter of this Agreement (all of which shall be deemed to have been terminated by mutual consent with effect from the date of this Agreement).

                  (b) Each of the Parties acknowledges and agrees that on entering into this Agreement, and the documents referred to herein, does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement.

                  (c) Except as otherwise permitted by this Agreement no change to its terms shall be effective unless it is in writing and signed by or on behalf of each of the Parties.

         6.4      JURISDICTION AND GOVERNING LAW.

                  (a) This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware.

                  (b) Irrespective of conflict of law or choice of law issues or provisions, each of the Parties hereby submits to the exclusive jurisdiction of the courts of New York for all purposes in connection with this Agreement.

         6.5 SCHEDULES; TABLES OF CONTENTS AND HEADINGS, NOTICES. Any section of either Disclosure Schedule required to be attached and not attached to this Agreement on the Agreement Date shall be deemed to have been attached thereto with the following thereon: "None." The table of contents and section headings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally (including by confirmed legible facsimile transmission and contemporaneous first-class mailing for overnight delivery), (b) delivered by a responsible overnight courier service, or (b) five business days after being deposited first class, or airmail class if to a different country, in the mails, in each such case delivered or mailed to the Parties at the addresses set forth below (or to such address as a Party may have specified by notice given to the other Parties pursuant to this provision).

         6.6 SEPARABILITY. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect (a) such provision shall be enforced to the maximum extent permissible under applicable law, and
(b) the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         6.7        MISCELLANEOUS PROVISIONS.

                  (a) Subject and without prejudice to Section 6.2(a), all rights and remedies of any Party under any provision of this Agreement shall be in addition to any other rights and remedies provided for by any law of any kind (including all forms of legal and equitable relief, including specific performance), all rights and remedies contemplated in the preceding part of this sentence shall be independent and cumulative, and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one right or remedy shall not be deemed to be an election of such right or remedy or to preclude or waive the exercise of any other right or remedy.

                  (b) Any Party may waive compliance by another with any of the provisions of this Agreement provided that (i) no waiver of any provision shall be construed as a waiver of any other provision, (ii) any waiver must be in writing and shall be strictly construed, and (iii) a waiver in any one instance shall not be deemed a waiver in any subsequent instance.

                  (c) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The provisions of this Agreement (i) are for the sole benefit of the Parties, and (ii) shall not create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement and consequently no term of this Agreement is enforceable by any Person who is not a party to it. No assignment of this Agreement or of any rights or obligations hereunder, and no declaration of trust in respect of any such rights or the benefit of this Agreement, may be made by any Party (by operation of law or otherwise) without the prior written consent of the other Parties and any attempted assignment or declaration of trust without the required consent shall be void.

(d) This Agreement may be executed via fax and in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

         6.8  INDEMNIFICATION.  Subject  to the  limitations  set  forth in this
Section 6.8:

                  (a) The Stockholders shall jointly and severally indemnify, defend and hold harmless the Company, SearchHelp, and their Affiliates, directors, officers and employees (collectively, the "SearchHelp Parties") from and against any and all losses, liabilities, damages, costs or expenses, including reasonable attorneys fees (collectively, "Losses") that the SearchHelp Parties or any of them may incur or suffer as a result of, or in any way related to, a material breach of (i) any of the representations and warranties made by the Stockholders and/or the Company in this Agreement or in any document or certificate delivered by the Stockholders and/or the Company at the Closing pursuant hereto, or (ii) any covenant and agreement of the Stockholders and/or the Company made in this Agreement or in any document or certificate delivered by the Stockholders and/or the Company at the Closing pursuant hereto.

                  (b)  SearchHelp  and the Company  shall  jointly and severally indemnify, defend and hold harmless the Stockholders from and against any and all Losses, that the Stockholders or any of them may incur or suffer as a result of, or in any way related to, a material breach of (i) any of the representations and warranties made by SearchHelp in this Agreement or in any document or certificate delivered by the SearchHelp at the Closing pursuant hereto, or (ii) any covenant and agreement of SearchHelp made in this Agreement or in any document or certificate delivered by SearchHelp at the Closing pursuant hereto.

                  (c) The respective representations, warranties, agreements, and indemnities of the Company and the Stockholders and of SearchHelp set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing except as expressly provided in Section 6.8(d).

                  (d) Neither the Stockholders, on one hand, nor SearchHelp or the Company on the other hand, shall have any liability under this Agreement to indemnify any other party under this Section 6.8 for a breach of any representation or warranty made in Article II or Article III hereof, unless a claim for indemnification shall be made in writing on or before December 31, 2006 (the "Indemnity Period"). Said limitations shall not apply to any breaches of or obligations to comply with any of the other provisions of this Agreement, regardless of whether such breach or obligation also constitutes a breach or obligation under any of the provisions specifically listed in this Section 6.8(d).

                  (e) The Stockholders, on one hand, and SearchHelp and the Company, on the other hand, shall be obligated to indemnify the other only if the aggregate of all Losses under such indemnity obligations exceeds $100,000; it being understood, however, that if such liability shall exceed $100,000, the party or parties required to so indemnify shall indemnify the other party or parties for all amounts in excess of $50,000 (which $50,000 figure is to serve as a "deductible"). By way of example, if the indemnity claims for which the Stockholders would, but for the provisions of this Section 6.8(e), be liable aggregates $151,000, the Stockholders would then be liable for $101,000). In addition, in no event shall the aggregate liability of the Stockholders, on one hand, and SearchHelp and the Company, on the other hand, for indemnification under this Agreement exceed $1,200,000, representing the fair market value of the SearchHelp Exchange Stock as at the date of this Agreement.

                  (f) For purposes of this Section 6.8, a party making a claim for indemnity under Section 6.8 is hereinafter referred to as an "Indemnified Party" and the party against whom such claim is asserted is hereinafter referred


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

to as the "Indemnifying Party." All claims by any Indemnified Party shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party's claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 6.8 has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

                  (i) take such action as the Indemnifying Party may reasonably request in connection with such action,

                  (ii) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

                  (iii) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

         6.9      RESOLUTION OF DISPUTES.

                  (a) In the event of any dispute with respect to or pursuant to this Agreement, including but not limited to (i) any dispute or claim in respect of any indemnities or third party claims or otherwise for which SearchHelp and the Company or the Stockholders shall seek indemnification under this Agreement, the Exhibits and schedules hereto, and (ii) any dispute or claim for which the Stockholder shall seek indemnification under this Agreement, the Exhibits and schedules hereto, the Parties shall in good faith seek to settle or compromise such dispute or claim. In the event that any such dispute or claim cannot be settled or compromised, as aforesaid, within thirty (30) days of the other Party's receipt of written notice of the subject claim, any Party may promptly thereafter submit the dispute to non-binding mediation before a mediator(s) in Boston, Massachusetts mutually acceptable to the Parties (the "Mediation"). If such dispute shall not be appropriately resolved to the satisfaction of all Parties as a result of the Mediation, then any Party may submit the dispute to final and binding arbitration before a three-person panel of arbitrators who shall be appointed in accordance with the then prevailing Rules of the American Arbitration Association (the "Arbitration"). In the event that it may reasonably be assumed that a dispute or claim shall not be settled or compromised by Mediation, as aforesaid, or in the event that it may not reasonably be expected that the claiming Party wait thirty (30) days before submitted the dispute to Arbitration, then a dispute or claim may be submitted as foresaid immediately. Any such Arbitration shall be conducted in Boston, Massachusetts. The panel of arbitrators shall be selected within sixty (60) days of submission of such dispute to Arbitration. The Parties shall use their collective best efforts to promptly schedule and conduct the hearings before such arbitrators, with a view toward concluding such arbitration proceedings not later than ninety (90) days from the first submission of the dispute to arbitration.

                  (b) In  connection  with  any  Arbitration  pursuant  to  this
Section 6.9, the arbitrators shall, as part of their award, allocate the fee of the Arbitration, including all fees of the arbitrators, the cost of any transcripts, and the Parties' reasonable attorneys' fees, based upon and taking into account the arbitrators' determination of the merits and good faith of the Parties' claims and defenses in the subject proceeding.

                  (c) The decision and award of the arbitrators shall be final and binding upon the Parties hereto and shall be enforceable in any court of competent jurisdiction, including any court in the States of New York, Delaware or Massachusetts. Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                        SEARCHHELP, INC.


                                        By:_____________________________________
                                            Name: William Bozsnyak
                                            Title: Chief Executive Officer


                                        E-TOP-PICS, INC.


                                        BY:_____________________________________
                                            Brian O'Connor,
                                            Chairman and Chief Executive Officer


                                        COMPANY STOCKHOLDERS:



                                        ----------------------------------------
                                                 BRIAN P. O'CONNOR


                                        ----------------------------------------
                                                 BRIAN M. O'CONNOR


                                        ----------------------------------------
                                                 MARY LYNNE O'CONNOR


                                        ----------------------------------------
                                                 KATHLEEN RUBERA


                                        ----------------------------------------
                                                 GERALD B. MOSES


                                        ----------------------------------------
                                                 NICHOLAS LOSCOCCO



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



Signature Page of Securities Purchase Agreement




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